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The following press release issued by Staples, Inc. may be deemed to be "other soliciting materials" for purposes of Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended, and is filed herewith in accordance with said Rule.

Certain information contained in this news release constitutes forward looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including risks related to Staples' ability to compete in its highly competitive market, Staples' ability to continue to successfully open new stores, Staples' quarterly operating results being subject to significant fluctuation, Staples' stock price fluctuating based on the expectations of professional securities analysts, the strain on operations due to Staples' rapid growth which can affect operating results, the ability of Staples' foreign operations and Staples.com to become profitable and the ability of Staples to obtain adequate future financing. Additional information concerning these factors is contained in Staples' Annual Report on Form 10-K dated March 15, 2001, which is on file with the Securities and Exchange Commission.


FOR INVESTOR INQUIRIES:                        FOR MEDIA INQUIRIES:
MARIA SCEPPAGUERCIO                            TOM NUTILE
SENIOR VICE PRESIDENT, INVESTOR RELATIONS      VICE PRESIDENT, PUBLIC RELATIONS
508-253-7963                                   508-253-1833


COURT UPHOLDS RIGHT OF STAPLES SHAREHOLDERS TO VOTE ON STAPLES.COM BUYBACK; ANNUAL MEETING POSTPONED WHILE STAPLES PROVIDES ADDITIONAL INFORMATION TO SHAREHOLDERS.

FRAMINGHAM, MASS., JUNE 5, 2001 - The Delaware Chancery Court today ruled that Staples shareholders can vote on a proposal to fold back Staples.com stock into Staples common stock, but ordered that the vote be postponed so that Staples can provide additional information about the proposal to shareholders. The court also ruled that Staples needs to reset the record date for the shareholders vote.

"We're delighted with the court's decision, and only slightly disappointed that our shareholders' vote on the reclassification of Staples.com stock will be delayed," said Staples Chairman and CEO Thomas G. Stemberg. "The court did not challenge the fairness of valuing Staples.com at $7 per share and did not find that the decision-making process of the directors was tainted by self interest. The court wants additional information given to the shareholders and we plan to do that."

The Chancery Court decision, made after a shareholder group moved to stop the reclassification vote, comes on the heels of a report by Institutional Shareholder Services that recommends shareholders vote for the reclassification of Staples.com stock into Staples common stock. Institutional Shareholders Services is an independent research group


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that makes recommendations on shareholder issues. Its clients are institutional shareholders.

The Staples board of directors voted in March to exchange Staples.com stock for Staples stock after concluding that it made sense to combine the two operations because many Staples customers use both the Staples catalog and Staples.com. By integrating the catalog operation with Staples.com, Staples hopes to achieve synergies and efficiencies in how it markets to and services customers in both operations. After a review and analysis of Staples.com and similar e-commerce operations, the board concluded that $7 was a fair value for Staples.com shares.

ABOUT STAPLES

         Staples, Inc. is an $11 billion retailer of office supplies, business services, furniture and technology to consumers and businesses from home-based businesses to Fortune 500 companies in the United States, Canada, the United Kingdom, Germany, the Netherlands and Portugal. Headquartered outside Boston, Staples invented the office superstore concept and today is the largest operator of office superstores in the world. The company has over 50,000 employees serving customers through more than 1,300 office superstores, mail order catalogs, e-commerce and a contract business. More information about the company is available at http://www.staples.com.